Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is made and entered into as of October 25, 2016, by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation, as successor-in-interest to Mullrock 3 Torrey Pines, LLC, a Delaware limited liability company ("Landlord") and OREXIGEN THERAPEUTICS, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of December 7, 2007 (the "Original Lease"), as amended by (i) that certain First Amendment to Lease dated as of September 23, 2008 by and between Landlord and Tenant ("First Amendment"), (ii) that certain Partial Lease Termination Agreement dated as of February 22, 2012 by and between Landlord and Tenant ("Agreement"), (iii) that certain Second Amendment to Lease dated as of February 15, 2013 by and between Landlord and Tenant ("Second Amendment"), and (iv) that certain Third Amendment to Lease dated as of August 17, 2015 ("Third Amendment"), whereby Landlord leased to Tenant and Tenant leased from Landlord certain space located in two buildings  located and addressed at 3344 ("3344 Building") and 3366 ("3366 Building") North Torrey Pines Court, La Jolla, California  (3344 Building and 3366 Building are hereinafter collectively referred to as the "Building").  The Original Lease, as modified by the First Amendment, Agreement, Second Amendment, and Third Amendment, may be referred to herein as the "Lease"; and

WHEREAS, Mullrock 3 Torrey Pines, LLC, a Delaware limited liability company, transferred all title and possession to The Regents of the University of California, a California corporation, successor in interest by a Grant Deed recorded on May 18, 2016; and

WHEREAS, The Regents of the University of California, a California corporation, assumed all obligations under the Lease (hereinafter known as “Landlord”), and Tenant agrees to attorn to Landlord.  Landlord warrants that Tenant is current with its obligation to pay rent under the terms of the Lease; and

WHEREAS, by this Fourth Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Lease is amended as follows:

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A G R E E M E N T:

1.The Existing Premises.  Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord 29,935 rentable and 27,524 usable square feet (consisting of 9,628 rentable and 8,584 usable square feet of space on the first (1st) floor of the 3344 Building [Suite 100] and 12,601 rentable and 11,234 usable square feet of space on the second (2nd) floor of the 3344 Building [Suite 200] and 7,706 rentable and 6,499 usable square feet on the third (3rd) floor of the 3366 Building [Suites 301, 310, 320 and 322]) (collectively, the "Premises"), as more particularly described in the Lease.

2.Extended Term.  The Lease Expiration Date shall be extended such that the Lease shall terminate on February 28, 2018 ("Extended Expiration Date"). The period from September 1, 2017, through the Extended Expiration Date specified above, shall be referred to herein as the "Extended Term".

3.Monthly Basic Rent.  During the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3, Monthly Basic Rent for the Premises as follows:

Months of Extended Term	Monthly Basic Rent	Monthly Basic Rent Per Rentable Square Foot
9/01/17 - 2/28/18	$127,223.75	$4.25

4.Right of First Offer to Lease.  Section 7, Right of First Offer to Lease, in the Second Amendment to Lease, is hereby deleted in its entirety and is of no further force or effect.

5.Option Term.  Section 2.2, Option Term, in the Lease, and Section 8, Extension Option, of the Third Amendment to Lease, are hereby deleted in their entirety and are of no further force or effect.

6.Brokers.       Tenant represents and warrants to Landlord that it has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Lease with the exception of Hughes Marino Inc., and shall indemnify and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person, except Hughes Marino, Inc., on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant.  The provisions of this paragraph shall not apply to brokers with whom Landlord has an express written brokerage agreement.

7.Notices.  Landlord's Address, as set forth in Section 1.1 of the Summary of Basic Lease Information and Definitions in the Lease, shall be replaced with the Landlord's addresses set forth in this Section 7 herein below. All notices, statutory notices, demands, statements or communications given or required to be given by either party to the other hereunder shall be in writing, and shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, (ii) sent by recognized overnight delivery service (such as, but not limited to, Federal Express, DHL or UPS) with tracking capability, (iii) sent by facsimile transmission, so long as the facsimile machine of the sender produces a written confirmation of such

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transmission, (iv) delivered personally, or (v) sent by email, in each case addressed as follows: (a) to Tenant at the appropriate address set forth in the Lease, or to such other place as Tenant may from time to time designate in a notice to Landlord; or (b) to Landlord at the addresses set forth below, or to such other firm or to such other place as Landlord may from time to time designate in a notice to Tenant.

Any notice will be deemed given (v) on the date that is three (3) business days following the date it was deposited in the United States Mail, (w) on the first business day following deposit with a recognized overnight delivery service (delivery charges prepaid or billed to sender) for next business day delivery, (x) on the same day, with a written confirmation produced by the facsimile machine of the sender, and if delivery occurs after 5:00 p.m. in the time zone of the recipient or on a non-business day, then such notice shall be deemed received on the first business day after the day of delivery, (y) on the date personal delivery is made, if given by personal delivery, or (z) on the date of delivery in the case of email, provided that such delivery is reasonably confirmed as received by the recipient (i.e., no error report is received by the sender), and if delivery occurs after 5:00 p.m. in the time zone of the recipient or on a non-business day, then such notice shall be deemed received on the first business day after the day of delivery.

To Landlord:   (If by United States mail:)

The Regents of the University of California

c/o Executive Director, Real Estate

University of California, San Diego

10280 N. Torrey Pines Road #0982

La Jolla, CA  92093-0982

(If by overnight courier:)

The Regents of the University of California

c/o Executive Director, Real Estate

University of California, San Diego

10280 N. Torrey Pines Road, Suite 340

La Jolla, CA  92037

and a copy to:

The Regents of the University of California

c/o The Muller Company
18881 Von Karman Avenue, Suite 400

Irvine, California  92612

Attention:  Mr.  Stephen J. Muller

Rent payments shall be sent to (need not be sent certified):

The Regents of the University of California

c/o The Muller Company

18881 Von Karman Avenue, Suite 400

Irvine, California  92612

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8.CASp Inspection.  Section 10, Disclosures and Utility Usage Information, in the Third Amendment to Lease, is hereby deleted in its entirety, and replaced with the following:

“CASp Inspection.  The Project: [__] has not undergone an inspection by a Certified Access Specialist (CASp). [__] has undergone an inspection by a Certified Access Specialist (CASp) and it was determined that the Real Property met all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq. [ x ] has undergone an inspection by a Certified Access Specialist (CASp) and it was determined that the Real Property did not meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq.”

9.Taxes.  Section 10, Taxes on Tenant’s Property, in the Lease, is hereby deleted in its entirety, and replaced with the following:

“10.  Taxes.

10.1Payment of Taxes.  Landlord specifically calls to Tenant's attention the fact that this Lease may create a possessory interest subject to property taxation, and Tenant may be subject to property tax levied on such interest.  Tenant alone shall pay such tax.  Tenant shall submit its invoices for possessory interest taxes and proof of payments, and shall be provided a credit as an offset toward its Monthly Basic Rent in the amount of the possessory interest tax paid.  Taxes due and payable under this paragraph shall become part of the Operating Expenses. If the right is given to pay any of the taxes, assessments or other impositions which Tenant is herein obligated to pay either in one sum or in installments, Tenant may elect either mode of payment.

10.2Personal Property Taxes.  Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere.  Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.”

10.No Right to Receive Relocation Benefits.  Landlord is a public entity.  Landlord may, at the expiration of the Lease Term or extension thereof, decide to utilize the Premises for its own purposes inconsistent with continued occupancy by Tenant.  In the event that Landlord decides to use the Premises for its own purposes upon the expiration of the Lease Term or extensions thereof, Landlord may decide not to negotiate with Tenant for Tenant's continued occupancy of the Premises.  Tenant's occupancy during the Lease Term or extensions thereof is an interim use of the Property, pending potential use of the Premises by Landlord for public uses consistent with the educational mission of Landlord.  Nothing in this Lease creates any implied or express expectation that Landlord will re-let the Premises to Tenant at the expiration of the Lease Term, or that Landlord will offer any extensions of the Lease Term to Tenant, except as expressly provided in this Lease.  Tenant acknowledges the foregoing, and understands that in the event that Landlord declines to negotiate for renewal or extension of this Lease upon expiration of the Lease Term or extension thereof, Tenant shall not be eligible to receive relocation assistance or relocation benefits pursuant to any Federal law, state law, or University

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of California policy, including without limitation Government Code section 7260 et seq. Tenant hereby waives any right to receive relocation assistance or relocation benefits from Landlord pursuant to any Federal law, state law, or University of California policy, including without limitation Government Code section 7260 et seq., so long as Landlord permits Tenant to remain in possession of the Premises during the Lease Term or extensions thereof, subject to Tenant's compliance with all terms and conditions of this Lease.

11.Energy Use Disclosure.  To the extent applicable, Landlord shall comply with the requirements to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto.

12.California Civil Code Waiver.  Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4) with respect to the destruction of the Premises, California Civil Code Sections 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right to repair, and California Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises by condemnation as herein defined, and any right of redemption or reinstatement of Tenant under any present or future case law or statutory provision (including California Code of Civil Procedure Sections 473 and 1179 and California Civil Code Section 3275) in the event Tenant is dispossessed from the Premises for any reason.  This waiver applies to future statutes enacted in addition or in substitution of the statutes specified herein.

13.Signing Authority.  Each individual executing this Fourth Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Fourth Amendment and that each person signing on behalf of Tenant is authorized to do so.

14.Counterparts.  This Fourth Amendment to Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

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15.No Further Modification.  Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment to Lease on the date first written above.

LANDLORD:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation

By:	/s/ Jeff W. Graham
Jeff W. Graham
Executive Director, Real Estate

Date:	10.25.16

TENANT:

OREXIGEN THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Michael A. Narachi	By:	/s/ Jason A. Keyes

Print Name:	Michael A. Narachi	Print Name:	Jason A. Jeyes

Title:	President & CEO	Title:	CFO

Date:	10.13.2016	Date:	10.13.2016

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